Exhibit 5.2

28 Liberty Street, 41st Floor New York, NY 10005 212-732-3200

July 1, 2026

Aethlon Medical, Inc.

11555 Sorrento Valley Road

Suite 203

San Diego, CA 92121

Re:      Aethlon Medical, Inc.

Ladies and Gentlemen:

We have acted as special New York counsel to Aethlon Medical Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the offering and sale by the Company of: (i) up to 4,705,882 shares ( the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”); (ii) pre-funded warrants to purchase up to 4,705,882shares of Common Stock (the “Pre-Funded Warrants”); (iii) warrants to purchase up to 6, 4,705,882 shares of Common Stock (the “Common Warrants”) to be issued in a best efforts offering pursuant to a placement agent agreement (the “Placement Agreement”) to be entered into by and between the Company and Maxim Group LLC, as the placement agent (the “Placement Agent”): and (iv) up to an aggregate of 9,411,7648 shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants and Common Warrants. For each Pre-Funded Warrant sold, the number of Shares the Company is offering will be decreased on a one-for-one basis. In addition, we have acted on behalf of the Company in connection with warrants to purchase up to 188,235 shares of Common Stock to be issued to the Placement Agent (the Placement Agent’s Warrants”). The form of the Pre-Funded Warrants, Common Warrants and Placement Agent’s Warrants have been filed as exhibits to the Registration Statement.

We, as your special New York counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that: (i) all documents submitted to us as originals are authentic and complete; (ii) all documents submitted to us as copies conform to authentic, complete originals; (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof; (iv) all signatures on all documents that we reviewed are genuine; (v) all natural persons executing documents had and have the legal capacity to do so; (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate; (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate; and (viii) the stockholders of the Company will have approved the issuance of the Common Stock issuable upon exercise of such Common Warrants on or before October 1, 2026 or at a subsequent meeting of stockholders that takes place during the term of the Common Warrants (“Stockholder Approval”). However, Stockholder Approval will not be required and the Common Warrants will be immediately exercisable if the combined offering price per share of Common Stock and accompanying Common Warrant is such that the Stockholder Approval is not required under the applicable Nasdaq rules because either (i) the offering is an at-the-market offering under Nasdaq rules and such price equals or exceeds the sum of (a) the applicable “Minimum Price” per share under Nasdaq Rule 5635(d) plus (b) $0.125 per whole share of Common Stock underlying the Common Warrants or (ii) the offering is a discounted offering where the pricing and discount (including attributing a value of $0.125 per whole share of Common Stock underlying the Common Warrants) meet the pricing requirements under the Nasdaq rules. If stockholder approval is required and not obtained, the Common Warrants will not be exercisable.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion each Pre-Funded Warrant, Common Warrant and Placement Agent’s Warrant to be delivered in accordance with the Placement Agreement, will be valid and binding agreements of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

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In connection with the opinion expressed above, we have assumed that at or prior to the time of the issuance of the Pre-Funded Warrants, the Common Warrants and the Placement’s Agent’s Warrants: (i) the Board of Directors of the Company shall have duly established the terms of such warrants and duly authorized their issuance and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing as a corporation under the laws of the State of Nevada; (iii) a Notice of Qualification has been issued and not rescinded; (iv) the Placement Agreement to be entered into in connection with the issuance of the Pre-Funded Warrants, the Common Warrants and the Placement’s Agent’s Warrants has been duly authorized, executed and delivered by the Company, and is a valid, binding and enforceable agreement; and (v) there shall not have occurred any change in law affecting the validity or enforceability of the Pre-Funded Warrant, the Common Warrants or the Placement’s Agent’s Warrants. In addition, we have also assumed that the pricing conditions indicated above have been met, or if required, the stockholders of the Company will have approved the issuance of the shares of Common Stock issuable upon exercise of the Common Warrants. We have also assumed that the Placement Agreement, Pre-Funded Warrants, Common Warrants and Placement Agent’s Warrants will be governed by the laws of the State of New York.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York. We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and further consent to the reference to our firm in the Registration Statement.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

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